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                                                                    EXHIBIT 10.5

                                 January 8, 1999



Mr. Kenneth G. Swanton
608 St. Andrews Boulevard
New Smyrna Beach, FL  32168

Dear Ken:

We are pleased to make you the following offer to be Chief Executive Officer of Lowestfare.com ("LF"). We look forward to having you as part of our team and adding to the continued success of the Company.

POSITION:

Chief Executive Officer and Board Member

REPORTING TO:

Vice Chairman and Board of Directors

START DATE:

February 1, 1999

BASE SALARY:

$250,000 per year, payable after deductions required by law, on a bi-weekly basis with three weeks paid vacation per year and ancillary benefits accorded to all employees of the Company. The Board of Directors will consider increases in your base salary annually which, if granted, will take effect at the beginning of the next calendar year. You will be named insured on the Company's Officers and Directors Liability Insurance once it is obtained before the anticipated initial public offering ("IPO"). In the meantime, you will be indemnified by an Icahn subsidiary (Starfire) in your capacity as an officer, except claims or actions which pertain to willful misconduct committed by you without the Company's authorization.

STOCK OPTIONS:

If LF completes an IPO of common stock during your employment with the Company, you will be granted at the IPO date options exercisable within five years to purchase one and a half percent of
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the equity capitalization of the Company for a total cash price of $3,000,000.
Accordingly, upon such IPO you will receive options to purchase 591,499 shares of common stock of the Company for a cash exercise price of $5.0719 per share (with the number of shares and exercise price being subject to equitable adjustment in the event of a stock split, stock dividend, recapitalization or other similar change in capitalization affecting the common stock of the Company). You and the Company acknowledge and agree that the foregoing number of shares subject to such option and exercise price are calculated based upon an assumed capitalization of 39,433,263 shares of common stock outstanding upon completion of the IPO, which includes shares issuable upon exercise of the underwriters' over-allotment option and options issued to employees as of the IPO date.

Beginning with the date of employment, these options will vest in equal monthly installments over three years. Vested stock options may be exercised starting on the first anniversary of the IPO and ending five years after the IPO. In the event you resign or your employment is terminated by the Company for cause, as defined below, at any time before the first anniversary of the IPO, you agree to forfeit all vested and unvested stock options.

In the event you resign or your employment is terminated by the Company for cause any time after the fist anniversary of the IPO, you shall not be entitled to any unvested stock options. Vested options not yet exercised shall expire at the time of your resignation. After the first anniversary of the IPO, vested options not yet exercised shall expire three months after your employment is terminated by the Company for cause.

If you are terminated by the Company at will (without cause) or die, your vested options will be exercisable for 12 months after your employment is terminated or your death, and all unvested options will expire on the date of termination or death.

During your employment with the Company, if the Company is sold or there is a change in control of more than 51% of the shares of the Company, you will receive accelerated vesting for 50% of any unvested options, and all vested options will be exercisable for 12 months after the sale or change of control of the Company. The remaining 50% of the unvested options will continue to become vested and become exercisable in accordance with this section, assuming continued employment.

BONUS:

Until the Company completes an IPO, during your employment with the Company, you will receive annual incentive compensation of up to 100% of your base salary. You will receive annual incentive compensation equal to 3% of your base salary for every $1,000,000 (prorated for amounts of less
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than $1,000,000) in net income and calculated on a stand-alone basis (without the imposition of overhead charges by any parent Company) before interest income and before taxes. Therefore, it the Company earns $5.5 million before taxes, you shall be entitled to 16.5% of your base salary as a bonus. Incentive compensations shall be calculated as of December 31, 1999 and each December 31st thereafter, provided you remain employed through the respective December 31st, prorated to the date of completion of the IPO if that event occurs during the applicable calendar year. Incentive payments will be made in the calendar year following the year for which they are calculated but shall not be construed as part of future base compensation. Incentive payments will be made for each year in equal quarterly increments starting April 30, 2000 and each quarter end thereafter, if applicable. You must be employed by the Company on these dates to receive payments, except if you are terminated by the Company at will (without cause), die or if you have been employed for at least 12 months and the Company is sold before it has completed an IPO (unless you accept a position with or receive any compensation from the acquirer of the business). In these cases, all earned and unpaid bonuses due for that prorated period and the previous calendar year will be paid in one lump sum. (In the event your rights in this paragraph arise because the Company is sold, your right to all payments as a result thereof cannot exceed 3 times your base salary.)

TERMINATION:

Termination by the Company for cause means because of (i) willful misconduct,
(ii) gross neglect of your obligation to the business of the Company, (iii) conviction of a crime, other than traffic violations or infractions, (iv) moral turpitude or dishonesty, or (v) disability that prevents you from performing the essential functions of your job for in excess of six (6) months. In the event the Company terminates your employment at will, you shall receive six (6) months of base salary with health benefits as total severance. In the event you resign, or the Company terminates your employment for cause, from the date thereof you shall not receive any further base salary, bonus, options or severance payments.

NON-COMPETE, NON-DISCLOSURE, NON-SOLICITATION AGREEMENT:

For a period of six months from the date on which your employment with the Company terminates for any reason whatsoever ("Termination") you agree that you will not, anywhere, directly or indirectly, own, manage, operate, control, be employed by, participate in, provide consulting services to, or be connected in any manner with the ownership, management, operation or control of any entity which is substantially engaged in the Internet travel business, except that you may own, for investment purposes only, up to 1% of the capital stock or indebtedness of any company whose capital stock is publicly traded. An entity shall not be considered substantially engaged in the Internet
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travel business if less than 5% of its gross sales are derived from Internet travel revenues. However, even if the entity does have less than 5% of its gross sales derived from Internet travel revenues, you shall not be directly involved in the entity's Internet travel business during the applicable period. Notwithstanding the above, you may continue to hold the 251,374 shares of the common stock you presently own of Internet Travel Network.

For a period of 12 months from Termination, you agree that you will not contact or solicit any person known by you to be an employee of the Company or any of its affiliates or to have been employed by the Company or any of its affiliates within the prior 90 days for the purpose of inducing such employees to leave such employ.

For a period of 12 months from Termination you shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating directly to the business of the Company or its affiliates, and their respective businesses, including but not limited to trade secrets, (i) obtained by you during your employment by the Company and (ii) not otherwise in the public knowledge, you shall not, without written consent of the Company, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by the Company; provider, however, that you will assist the Company, at the Company's expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information disclosed pursuant to the terms of this agreement.

You are scheduled to receive bonuses and options under this agreement which will benefit you based upon the performance of the company's business. You represent to the Company that the enforcement of the restrictions contained in this section would not be unduly burdensome to you. You agree that the remedy at law for any breach by you of the provisions of this section may be inadequate and the Company shall be entitled to injunctive relief. This section constitutes an independent and separate covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

RELOCATION EXPENSES:

The Company will pay for all normal itemized relocation costs approved in advance to move your personal belongings, furniture and automobile from Florida to the New York area. Interim reasonable hotel and travel expenses incurred during the first two months of employment will be reimbursed as expensed.
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OTHER BOARD MEMBERSHIPS:

You may serve on a maximum of two outside Boards reasonably acceptable to the Chairman of the Board of the Company, assuming they do not compete in any way with Lowestfare.com or its affiliates, one which can be not-for-profit and the other for-profit. All other opportunities can be mutually agreed upon if it benefits the Company.

If this agreement is acceptable please sign and return a copy to me. We look forward to working together with you.

Sincerely,



Carl C. Icahn


AGREED:___________________________________________     DATE:____________________
                   Kenneth G. Swanton